UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 26, 2015

Rhino Resource Partners LP

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-34892 (Commission File Number)	27-2377517 (IRS Employer Identification No.)

424 Lewis Hargett Circle, Suite 250

Lexington, Kentucky 40503

(Address of principal executive office) (Zip Code)

(859) 389-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 26, 2015, Rhino Energy WV LLC, a wholly owned subsidiary of Rhino Resource Partners LP (the “Partnership”), completed the closing of the transactions contemplated by the Membership Transfer Agreement (the “Transfer Agreement”), which was initially entered into on December 31, 2014, with Rhino Eastern JV Holding Company LLC, a wholly owned subsidiary of Patriot Coal Corporation (“Patriot”). The closing of the Transfer Agreement terminated the Rhino Eastern joint venture. Pursuant to the Transfer Agreement, Patriot sold and assigned its 49% membership interest in Rhino Eastern LLC to the Partnership and, in consideration of this transfer, Patriot received certain fixed assets, leased equipment and coal reserves associated with the mining area previously operated by Rhino Eastern LLC. Patriot also assumed substantially all of the active workforce related to the Eagle mining area that was previously employed by Rhino Eastern LLC. The Partnership retained approximately 34 million tons of coal reserves that are not related to the Eagle mining area as well as a prepaid advanced royalty balance of $6.3 million. As part of the closing of the Transfer Agreement, the Partnership and Patriot agreed to a dissolution payment based upon a final working capital adjustment calculation as defined in the Transfer Agreement.

Item 9.01 Financial Statements and Exhibits.

(b)     The pro forma financial information required by Item 9.01(b) of Form 8-K is filed as Exhibit 99.1 to this Current Report and is incorporated by reference herein.

(d)     Exhibits.

Exhibit No.	Description
99.1	Unaudited consolidated pro forma financial statements of Rhino Resource Partners LP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RHINO RESOURCE PARTNERS LP

	By:	Rhino GP LLC,
Its General Partner
Dated: January 29, 2015
	By:	/s/ Whitney C. Kegley
	Name:	Whitney C. Kegley
	Title:	Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Unaudited consolidated pro forma financial statements of Rhino Resource Partners LP.